EXHIBIT 4.1

Invesco Investment Advisers LLC

11 Greenway Plaza

Houston, Texas 77046-1173

January 14, 2021

Invesco Capital Markets Inc.

11 Greenway Plaza

Houston, TX 77046-1173

The Bank of New York

2 Hanson Place, 12th Floor

Brooklyn, New York 11217

Unit Investment Trust Dept.

Re: Invesco Unit Trusts, Municipal Series 1353

Ladies and Gentlemen:

We have examined the Registration Statement File No. 333-251869 for the above mentioned trust. We hereby consent to the use in the Registration Statement of the references to Invesco Investment Advisers LLC as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

INVESCO INVESTMENT ADVISERS LLC

/s/ Craig S. Falduto

Executive Director